Exhibit 99.1

China Carbon Graphite Group, Inc. Expects to Report Strong Sales Momentum for the First Quarter of 2011

NEW YORK, May 5, 2011 (GLOBE NEWSWIRE) -- China Carbon Graphite Group, Inc. (OTCBB:CHGI) ("China Carbon" or the "Company"), the largest wholesale supplier of fine-grain and high-purity graphite in China and one of the nation's top manufacturers of carbon and graphite products, today announced that the Company anticipates reporting a considerable increase in revenue for the first quarter of 2011 as compared with the same quarter of 2010.

China Carbon’s preliminary, unaudited revenue during the first quarter of 2011 was approximately $11.6 million USD, reflecting an increase of approximately $6.7 million USD or 138%, when compared to revenue of $4.8 million during the first quarter of 2010. This substantial improvement in revenue is due to its doubled capacity and the significant increase in the sales of its high margin products.

Industrial Minerals recently reported that the price range for industry standard large flake high carbon graphite has risen from $2,050-$2,500 per ton to $2,275-$3,000 per ton. In the third and fourth quarters of 2010, China Carbon accurately projected that the per ton graphite price would increase within this range.

Anticipating these price increases, after securing a $27 million USD loans from the Construction Bank of China, China Carbon purchased additional levels of inventory and paid advances to suppliers to lock in the price of its raw materials. This well-timed strategic move has China Carbon expecting improved gross margins for the first quarter of 2011 as well as considerable full year increases.

The notable rise in the commodity prices associated with carbon graphite is being driven in large part by the mounting demand for carbon graphite, which is in turn being driven by increased manufacturing associated with global economic growth. At this time, China Carbon plans to accommodate by expanding its current operations and the Company estimates that the construction of its new baking plant—which is expected to boost its annual production capacity from 30,000 tons to 60,000 tons—will be completed by June 2011 and fully operational by August 2011, subject to potential delays involved in construction, installation or production involved in the development of a new manufacturing facility. The Company is currently running at 100 percent capacity.

China Carbon plans to file its Form 10-Q containing first quarter 2011 results by May 16, 2011.

About China Carbon Graphite Group, Inc.

China Carbon Graphite Group, through its affiliate, Xingyong Carbon Co., Ltd., manufactures graphite and carbon based products in China. The company is the largest wholesale supplier of fine-grain and high-purity graphite in China and one of the nation's top overall producers of carbon and graphite products. Fine grain graphite is widely used in smelting for colored metals and rare earth metal smelting as well as the manufacture of molds. High purity graphite is used in metallurgy, mechanical industry, aviation, electronic, atomic energy, chemical industry, food industry and a variety of other fields. In September 2007, the Company was approved and designated by the Ministry of Science & Technology as a "National Hi-tech Enterprise," a distinction which the Company still holds. Of the more than 400 carbon graphite producers in China, China Carbon is the only non-state-owned company to receive this honor. For more information, please visit www.chinacarboninc.com.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the risk factors set forth in the Company’s annual report on Form 10-K.

Investor Contact:
Mr. Kevin Fickle, English Speaking NUWA Group, LLC
Tel: +1-925-330-8315
Email: Kevin@nuwagroup.com

Company Contact:
Mr. Kevin Ma, Mandarin Speaking
China Carbon Graphite Group, Inc.
Tel: +1-415-571-3640
Email: qma@nuwagroup.com